EXHIBIT 10-B


                 FUNDAMENTAL OPERATING AGREEMENT

                               OF

                      PROLIANCE ENERGY, LLC

                             BETWEEN

                        IGC ENERGY, INC.

                               AND

                CITIZENS BY-PRODUCTS COAL COMPANY



                           Dated as of
                         March 15, 1996
                             INDEX

RECITALS                                                       1

                           ARTICLE I.
Purposes of the Company                                        1

                          ARTICLE II.
Action by the Company; Board of Representatives                2
Section 2.01.  Action by the Company                           2
Section 2.02.  Board of Representatives                        2
Section 2.03.  Chairman of the Board                           2
Section 2.04.  Meetings and Action                             2
Section 2.05.  Committees of the Board                         3

                          ARTICLE III.
Day-to-Day Management of the Company                           4
Section 3.01.  Officers                                        4
Section 3.02.  Duties of Officers                              4
Section 3.03.  Indemnification of Representatives and Officers 5
Section 3.04.  Initial Officers                                6

                          ARTICLE IV.
Capital Contributions                                          6
Section 4.01.  Capital Account                                 6
Section 4.02.  Contributions to Capital                        6
Section 4.03.  Return of Contributions                         7

                           ARTICLE V.
Allocation of Profits, Losses and Distributions                7
Section 5.01.  Allocation of Profits and Losses                7
Section 5.02.  Distributions of Cash or Other Assets           7
Section 5.03.  Special Allocation Provisions                   7

                          ARTICLE VI.
Dissolution                                                    8
Section 6.01.  Events Causing Dissolution                      8
Section 6.02.  Priority of Dissolution                         8
Section 6.03.  Time to Dissolve                                9
Section 6.04.  Date of Termination                             9
Section 6.05.  Wind-Up                                         9
Section 6.06.  Bankruptcy of a Member                         12

                          ARTICLE VII.
Assignment of Interests; New Members                          12
Section 7.01.  Restriction on Transfer                        12
Section 7.02.  Transfers to Third Parties                     12
Section 7.03.  Transfer to Affiliate                          13
Section 7.04.  Continuing Responsibility                      13
Section 7.05.  New Members                                    13

                         ARTICLE VIII.
Miscellaneous                                                 14
Section 8.01.  Fiscal Year                                    14
Section 8.02.  Company Accounting; Financial Statements       14
Section 8.03.  Other Tax Matters                              14
Section 8.04.  Waiver of Partition                            14
Section 8.05.  Retention of Certain Rights; Dealings Outside
               the Company                                    14
Section 8.06.  Expenses                                       15
Section 8.07.  Complete Agreement                             15
Section 8.08.  Terms                                          15
Section 8.09.  Multiple Counterparts                          15
Section 8.10.  Applicable Law                                 15
Section 8.11.  Partial Invalidity                             15
Section 8.12.  Company Obligations Binding                    15
Section 8.13.  Signatory Requirements                         15
Section 8.14.  Additional Documents and Acts                  16
Section 8.15.  Notices                                        16
Section 8.16.  Disputes Not to Be Resolved by Arbitration     16
Section 8.17.  Amendments and Supplements                     16

SCHEDULE A  RESERVED AUTHORITY                                18
SCHEDULE B  SCHEDULE OF SPECIAL ALLOCATIONS                   20


                 FUNDAMENTAL OPERATING AGREEMENT
                               OF
                      PROLIANCE ENERGY, LLC


      THIS FUNDAMENTAL OPERATING AGREEMENT (the "Agreement") is made and entered into as of March 15, 1996 by and between IGC ENERGY, INC., an Indiana corporation ("Energy"), and CITIZENS BY-PRODUCTS COAL COMPANY, a West Virginia corporation authorized to do business in the State of Indiana ("By-Products") (Energy and By-Products collectively referred to as the "Members" and individually as a "Member"), relating to Proliance Energy, LLC (the "Company").

      The Company was organized as a limited liability company under the Indiana Business Flexibility Act, as amended, Ind. Code
  23-18-1-1 et seq. (the "Act"). This Agreement, together with the Company's Articles of Organization, set forth those terms and conditions considered by the parties to be basic and fundamental to its organization and operation. The Members may from time to time enter into written agreements supplemental or amendatory to this Agreement to the extent the parties determine more detailed or comprehensive provisions are required. Such agreements, together with this Agreement, as the same may be amended from time to time, shall constitute the Company's "operating agreement" within the meaning of the Act.

      NOW, THEREFORE, the parties hereby state, confirm and agree as follows:

1.     Purposes of the Company

                                   The Company was formed for the
principal  business  purpose  of providing  natural  gas  supply, storage, transportation, acquisition, planning and related services for Members and their Affiliates and natural gas supply, marketing, sales, management and related services for non-Member customers. Unless otherwise agreed by the Members, however, the Company shall not own, operate, manage or control any facilities or equipment used for the distribution at retail of natural or manufactured gas or for the production, transmission, delivery or furnishing of heat, light, water or power. In addition, the Company may undertake any other lawful act or engage in any other business permitted under the Act as may from time to time be mutually agreed by the Members. For purposes of this Agreement, the term "Affiliate" of a specified Member shall mean any entity directly or indirectly controlling, controlled by or under common control with such specified Member, and for this purpose "control" shall mean direct or indirect ownership of not less than fifty percent (50%) of total combined voting power or value.

2.     Action by the Company; Board of Representatives

2.01. Action by the Company. The Company shall act only by or under the authority of the unanimous approval of its Members. Despite having statutory authority to act on behalf of the Company, no Member shall undertake to bind the Company absent unanimous approval of the Members. Action by the Members may be taken at a meeting of designated representatives of the Members (referred to below as the "Board of Representatives") or by unanimous consent or agreement by the Members (such unanimous consent or agreement by the Members shall be deemed action by the Board of Representatives).

2.02. Board of Representatives. Each Member shall designate representatives ("Representatives") to serve on the Board of Representatives (the "Board"), which shall consist of eight individuals, four of whom shall be designated by and serve at the pleasure of Energy, and four of whom shall be designated by and serve at the pleasure of By-Products. All of the Representatives shall be appointed from the directors, officers and employees of the respective designating Member or its Affiliates. The initial Board shall consist of:

Name                Representing    Name                   Representing

Paul T. Baker         Energy        David N. Griffiths      By-Products
Carl L. Chapman       Energy        Frederick L. Lekse      By-Products
Niel C. Ellerbrook    Energy        Donald L. Lindemann     By-Products
Lawrence A. Ferger    Energy        Carey B. Lykins         By-Products

           A Member may remove or redesignate one or more of its Representatives on the Board at any time by giving written notice to each other Member.

          The Board shall be responsible for determining the ends which the Company will pursue. Further, the Board shall articulate the values, perspectives, and rules by which the Company will guide its actions. The Board shall assure that the Company performs in an ethical and prudent manner.

2.03. Chairman of the Board. The Board shall have a Chairman who shall preside at all meetings of the Board, and have such other powers and duties as the Board may prescribe. The Chairman shall be a Representative on the Board and shall serve as Chairman at the pleasure of the Member appointing him for a full two-year term, beginning March 15, 1996. The power to appoint the Chairman shall alternate between the Members as of the end of each two-year term. The initial Chairman shall be Donald L. Lindemann, as the appointee of By-Products.

2.04. Meetings and Action. Unless otherwise agreed, the Board shall hold regular meetings at the principal office of the Company at 2:00 o'clock P.M., Indianapolis time, on the third Wednesday (or if such day is a holiday, the next succeeding business day) of January, April, July and October of each year. Meetings of the Board are and shall be deemed meetings of the
Members.   Special  meetings of the Board may be  called  by  any
Member at any time upon ten days prior written notice of the date, time and purpose of the meeting. Notice to a Representative may be waived before or after the meeting by the Representative and attendance at a meeting by the Representative shall constitute waiver of such notice. Unless otherwise agreed by the Members in writing, a quorum for any meeting of the Board shall exist if there are two or more Representatives of each Member present. Despite consisting of eight representatives, action by the Board shall be approved only upon the unanimous vote of each of the Members (each Member having one vote, despite any then-existing disparity in the respective capital accounts of the Members). At each meeting of the Board the Chairman shall designate a person to act as secretary of the meeting for purposes of keeping minutes thereof. Each Member shall announce its vote on any matter submitted at a meeting through its Voting Representative, who shall be one of its representatives on the Board. The initial Voting Representative of Energy shall be Lawrence A. Ferger. The initial Voting Representative of By-
Products shall be Donald L. Lindemann. A Member may change its designated Voting Representative by written notice to each other Member. If a Voting Representative is not in attendance at a meeting, another Representative representing that Member may be designated in writing by the Voting Representative as that Member's Voting Representative for that particular meeting. Any or all Representatives may participate in a meeting by conference telephone or similar communication equipment, and all Representatives so participating in the meeting shall be deemed present in person.

2.05. Committees of the Board. The Board shall have two committees, "Audit" and "Compensation." The committees' duties and initial members are as follows:

     (a) Audit Committee. The Audit Committee shall recommend for appointment by the Board the independent certified public accountants for the Company. The Audit Committee shall meet from time to time on a schedule it determines with the independent public accountants along with members of Company management to ensure that adequate accounting systems, procedures, and internal controls are in place to accurately reflect the financial status of the Company and the financial results of the Company's operation. The initial staffing of the Committee shall be Carey
B. Lykins, Chairman, representing By-Products and Niel C. Ellerbrook, representing Energy.

     (b) Compensation Committee. The Compensation Committee shall determine the compensation of the officers of the Company, including base pay and incentives. Further, it shall provide
oversight to the overall compensation plan for the Company.   The
initial  staffing of the Compensation Committee shall be Lawrence
A.   Ferger,  Chairman,  representing  Energy,  and   Donald   L.
Lindemann, representing By-Products.

      The chairmanship of the Committees shall alternate between representatives of the Members every two (2) years commencing March 15, 1996. Composition of any other committees established by the Board shall reflect equal representation of the Members.

3.     Day-to-Day Management of the Company

3.01. Officers. Subject always to the supervision and control of the Board, the officers of the Company ("Officers") shall be responsible for day-to-day operations of the business of the Company, implementing the policies and decisions of the Board and making recommendations to the Board. The officers of the Company shall consist of the following: a President, two or more Vice Presidents, a Secretary, a Treasurer, and any other officers chosen by the Board at the times, in the manner and for the terms (if any) as the Board may prescribe; provided that the initial term of the President shall be for a full two years, beginning March 15, 1996. At the end of this initial term, the President may be removed unilaterally by the initial Chairman of the Board (Mr. Lindemann), with or without cause. Each officer shall serve at the pleasure of the Board, holding office until such officer's death, disability, resignation or removal (with or without cause) or until the officer's successor is appointed and qualified. Except as the Board may otherwise determine from time to time, the actions described in Schedule A (Reserved Authority) may not be taken by the Officers on behalf of the Company unless authorized or ratified by the Board.

3.02.          Duties of Officers.

     (a) President. Subject to the general control of the Board and Section 3.01, the President shall manage and supervise all the  affairs and personnel of the Company and shall discharge all the usual functions of the president of a corporation, as if the Company were a corporation. The President shall exercise and perform such other powers and duties as the Board may prescribe.
The  President  shall  report  directly  to  the  Chairman.   The
President shall have full authority to execute proxies, deeds, contracts and other instruments in behalf of the Company, to vote stock owned by it in any corporation, and to execute powers of attorney appointing other entities or individuals the agent of the  Company, all subject to the provisions of the Act  and  this
Agreement.   The  President  is hereby  authorized  to  sign  the
Formation Agreement (as hereinafter defined) and amendments and supplements thereto or to this Agreement on behalf of the Company.

     (b) Vice Presidents. The Vice Presidents, in the order designated by the President or the Board, shall exercise and perform the powers and duties incumbent upon the President during the President's absence or disability and shall exercise and perform such other powers and duties as the Board or the President may prescribe.

     (c) Secretary. If requested by the Chairman, the Secretary shall keep or cause to be kept a true and complete record of the proceedings of meetings of the Board, and shall perform a like duty, when required, for all committees created by the Board.
The Secretary shall authenticate the records of the Company when necessary and shall exercise and perform such other powers and duties as the Board or the President may prescribe.

     (d) Treasurer. The Treasurer shall keep correct and complete records of account, showing accurately at all times the financial condition of the Company. The Treasurer shall be the legal custodian of all moneys, notes, securities, and other valuables which may from time to time come into the possession of the Company. The Treasurer shall open and maintain bank accounts in the name of the Company, and shall immediately deposit all funds of the Company coming into his or her hands in such bank accounts. The Treasurer shall furnish at meetings of the Board, or whenever requested by the Board or any Member, a statement of the financial condition of the Company, and shall exercise and perform such other powers and duties as the Board or the President may prescribe.

     (e) Assistant Officers. The Board or an officer duly appointed by the Board may from time to time appoint assistant officers who shall exercise and perform such powers and duties as the officers whom they are elected to assist shall specify and delegate to them, and such other powers and duties as the Board or the President may prescribe. An Assistant Secretary may, in the absence or disability of the Secretary, attest the execution of all documents by the Company.

     (f) Delegation of Authority. In case of the absence of any officer of the Company, or for any other reason that the Board may deem sufficient, the Board may delegate the powers or duties of such officer to any other officer or to any Representative, for the time being.

3.03.           Indemnification of Representatives and  Officers.
The Company shall indemnify every person who is or was a Representative or Officer of the Company (each of whom, together with such person's heirs, estate, executors, administrators and personal representatives, is hereinafter referred to as an "Indemnitee") against liability to the fullest extent which would be permitted by Ind. Code 23-1-37 if the Company were a corporation organized under the Indiana Business Corporation Law and the Indemnitee were a director or officer of such corporation. Such indemnification shall be provided, however, only if such person is determined in the manner specified by Ind. Code 23-1-37 to have met the standard of conduct specified in Ind. Code 23-1-37. The Company shall, to the fullest extent which would be permitted by Ind. Code 23-1-37, pay for or reimburse the reasonable expenses incurred by every Indemnitee who is a party to a proceeding in advance of final disposition of the proceeding, in the manner specified by Ind. Code 23-1-37. The foregoing indemnification and advance of expenses for each Indemnitee shall apply to service in the Indemnitee's official capacity with the Company, and to service at the Company's request,  while  also  acting in an official  capacity  with  the
Company,  as  a  director,  officer,  partner,  member,  manager, trustee, employee, or agent of another foreign or domestic corporation, partnership, limited liability company, joint venture, trust, employee benefit plan, or other enterprise, whether for profit or not. The provisions of this Section 3.03 shall be binding upon any successor to the Company so that each Indemnitee shall be in the same position with respect to any resulting, surviving, or succeeding entity as the Indemnitee would have been had the separate legal existence of the Company continued; provided, that unless expressly provided or agreed otherwise, this sentence shall be applicable only to an Indemnitee acting in an official capacity or in another capacity heretofore described prior to termination of the separate legal existence of the Company. The foregoing provisions shall be deemed  to  create  a  contract right for the  benefit  of  every
Indemnitee  if  (a)  any  act  or omission  complained  of  in  a proceeding against the Indemnitee, (b) any portion of a proceeding, or (c) any determination or assessment of liability occurs while this Section 3.03 is in effect. All references in this Section 3.03 to Ind. Code 23-1-37 shall be deemed to include any amendment or successor thereto. When a word or phrase used in this paragraph is defined in Ind. Code 23-1-37, such word or phrase shall have the same meaning in this Section
3.03 that it has in Ind. Code 23-1-37. Nothing contained in this Section 3.03 shall limit or preclude the exercise of any right relating to indemnification or advance of expenses to any Indemnitee or the ability of the Company to otherwise indemnify or advance expenses to any Indemnitee. If any word, clause, or sentence of the foregoing provisions regarding indemnification or advancement of expenses shall be held invalid as contrary to law or public policy, it shall be severable and the provisions remaining shall not be otherwise affected. If any court holds any word, clause, or sentence of this paragraph invalid, the court is authorized and empowered to rewrite these provisions to achieve their purpose to the extent possible.

3.04.           Initial  Officers.  The initial Officers  of  the
Company shall be as follows:

President:                          Carl L. Chapman
Vice President - Marketing:         Terrence F. Peak
Vice President - Supply:            John R. Talley
Secretary and Treasurer:            Jacquelyn K. Groth


4.     Capital Contributions

4.01. Capital Account. An individual capital account shall be established and maintained by the Company for each Member, as provided in Treasury Regulations Section 1.704-1(b).

4.02. Contributions to Capital. Each Member shall make an initial capital contribution to the Company in cash in the amount of $500,000. Thereafter, any additional capital contributions shall be only as mutually agreed by the Members, and to the extent practicable the respective contributions of the Members shall be equal. In the event that either Member's contribution is materially altered or changed hereafter, or either Member contributes significant additional value to the Company, which causes the present allocation to be inequitable or inappropriate to a material extent, the Members hereby agree to negotiate in good faith to adjust such allocation or to determine a compensating contribution so as to cause such ownership percentages to be as close as reasonably possible to being equal. At the closing of the transactions contemplated by that certain Formation Agreement (the "Formation Agreement") among the Company, the Members and certain of the Member's respective Affiliates, the initial capital contribution referred to above was made and, in addition, certain contracts (the "Assigned Contracts") have been or are to be assigned or released to the Company by the Members or their respective Affiliates or administered as agent by the Company for the Members or their respective Affiliates. The Members agree that for purposes of Articles IV and V the agreed fair market value of the Assigned Contracts is zero.

4.03. Return of Contributions. No Member shall have any right to the return or withdrawal of such Member's capital contribution until dissolution of the Company, unless the withdrawal is consented to by all the other Members, or is otherwise provided for in this Agreement.

5.     Allocation of Profits, Losses and Distributions

5.01.           Allocation  of Profits and Losses.   Profits  and
losses of the Company shall be allocated equally between the Members.

5.02.            Distributions   of   Cash   or   Other   Assets.
Distributions of cash or other assets shall be made equally between the Members, and only as authorized by the Board.

5.03. Special Allocation Provisions. If and at such time as there is a Special Allocation Event (as hereinafter defined), the provisions of Schedule B (Schedule of Special Allocations) shall become effective as of the first day of the Company's taxable year in which such Special Allocation Event occurred. For purposes of this Agreement, a Special Allocation Event shall be the first to occur of:

     (a) The making of a capital contribution of cash or tangible property by, or a distribution of cash or tangible property to, any Member, except equally between the Members;

     (b) The making of a capital contribution of tangible property by, or a distribution of tangible property to, any Member where there is a variation between the basis of the tangible property and its fair market value at the time thereof, except where such variation is attributable equally to the Members;

     (c) The incurrence of any indebtedness of the Company from, or guaranteed by, any member or an Affiliate thereof, except equally between the Members or their respective Affiliates
(taking into account reasonable economic equivalents); or

     (d) The occurrence of any other event which, in the opinion of counsel for the Company or any Member, could reasonably be expected to jeopardize the equal allocation (before taxes) of the Company's income, gains, losses, deductions or credits between the Members under Section 704(b) of the Internal Revenue Code of 1986, as amended (the "Code") (or any successor provision) but for the effectiveness and application of the provisions of Schedule B (Schedule of Special Allocations) hereto.

6.     Dissolution

6.01. Events Causing Dissolution. The occurrence of the first of any of the following events shall cause the dissolution of the Company:

     (a)       the mutual consent in writing executed by each Member;

     (b) except for and subject to Sections 7.02 and 7.03, the occurrence of an event of dissociation as specified in the Act with respect to any Member;

     (c) the election of any Member to cause a dissolution, upon ninety days prior written notice to the Company and each other
Member;

     (d) an election of any Member to cause a dissolution pursuant to Section 7.02; or

     (e) the adjudication of bankruptcy of a Member or the entry of a decree of dissolution under the Act.

           A Member may exercise its right to cause a dissolution of the Company without penalty. A withdrawal by a Member from the Company (other than incident to a permitted transfer pursuant to Sections 7.02 or 7.03) shall be deemed to be an election by the Member to cause dissolution pursuant to Section 6.01(d) above, and in such event, the withdrawing Member's rights shall be limited to the rights of a Member upon dissolution.

6.02. Priority of Dissolution. Upon the occurrence of any of the events set forth in Section 6.01 above, the Company shall be dissolved, the affairs of the Company wound up and the property of the Company, subject to the provisions of
Section 6.05 below, distributed and applied in the following order of priority:

     (a) First, to the payment of any debts and liabilities of the Company owing to persons other than any of the Members;

     (b) Second, to the payment of any debts and liabilities of the Company owing to any Member, but in the event the amount available for such payment is insufficient to satisfy all such debts and liabilities, then to such Members in the proportion which their respective claims bear to the claims of all such Members; and

     (c) Last, to the Members in the proportion which the positive balance in each Member's positive capital account bears to the aggregate capital account balance of all Members at that time.

      No Member shall have a priority over any other Member with respect to the distribution under subparagraph (c) above. Distributions made in accordance with this Section 6.02 shall be in full satisfaction of the Member's claim against the Company for distribution and liquidation. In making distributions to the Members, the positive capital account balances of the Members shall be determined after taking into account all capital account adjustments required by Treas. Reg. 1.704-1(b)(2).

6.03. Time to Dissolve. Following the event of dissolution, except as otherwise may be agreed in writing by the parties, a reasonable time up to one year immediately following the first October 31 occurring after the date of the event of dissolution shall be allowed for the orderly liquidation of the assets of the Company and the discharge of liabilities to creditors so as to minimize the normal losses attendant upon such liquidation and to effectuate the wind-up process set forth in
Section 6.05 below. Each of the Members during the course of winding up the Company affairs and dissolution shall be furnished with a statement prepared by the Officers which shall set forth the assets and liabilities of the Company as of the date of the termination of the Company.

6.04. Date of Termination. The Company shall be terminated when all of its assets have been applied and distributed in accordance with the provisions of Sections 6.02 and 6.03 above. The establishment of any reserves for the payment of any contingent or unforeseen liabilities or obligations of the Company shall not have the effect of extending the term of the Company, and such reserve shall be applied and distributed in the manner otherwise provided in Section 6.02 above upon the expiration of the period of such reserve.

6.05.          Wind-Up.

     (a) Contract Turnover. After an event of dissolution and during the period specified in Section 6.03 above, in order to ensure the continued provision of high quality payment remittance services to the Members or their Affiliates, and to enable other customers who have subscribed to service from the Company to continue to receive such service, the following shall take place as soon as is reasonably practicable:

          (1) Subject to ensuring the continued reliable provision of gas supply service to the local gas distributor Affiliates of the Members during the period specified in Section 6.03, all pipeline transportation and storage contracts previously assigned, released, or transferred to the Company by an Affiliate of the Member shall, at the request of such Member, be assigned or reassigned, or released or rereleased, or transferred or retransferred to that Affiliate, or such other party that is designated by the Member. Absent the ability to effectuate such action, the Members, including their Affiliates, agree that the contracts will continue to be jointly administered to equitably allocate their costs and usage in a manner that will best achieve the continued reliable provision of gas supply service to the local gas distributor Affiliates of the Members for the remaining terms of such contracts;

          (2) Subject to ensuring the continued reliable provision of gas supply service to the local gas distributor Affiliates of the Members during the period specified in Section 6.03 above, all gas administration contracts by and between the Company and the Members, including Affiliates of the Members, will be terminated;

          (3) Subject to ensuring the continued reliable provision of gas supply service to the local gas distributor Affiliates of the Members during the period specified in Section 6.03 above, all pipeline transportation and storage contracts entered into by the Company in its own name to provide gas supply service to the local gas distribution Affiliate of a Member shall at the request of such Member, be assigned to such Affiliate or such other party that is designated by the Member (and to the extent a contract provides transportation or storage service to delivery points of local gas distributor Affiliates of more than one (1) Member, each such Affiliate (or other designated party) shall be assigned the portion of the contract related to the service provided to the local gas distributor Affiliate at its delivery points).
     Absent the ability to effectuate such an assignment, the Members, including their Affiliates, agree that the contracts will continue to be jointly administered to equitably allocate their costs and usage in a manner that will best achieve the continued reliable provision of gas supply service to the local gas distributor Affiliates of the Members for the remaining terms of such contracts;

          (4) Subject to ensuring the continued reliable provision of gas supply service to the local gas distributor Affiliates of the Members during the period specified in Section 6.03 above, all gas supply contracts held by the Company shall be apportioned among the local gas distributor Affiliates of Members or such other party that is designated by each Member in a manner which, to the extent possible, (i) ensures that each local gas distributor Affiliate receives an allocation of gas supply contracts sufficient to provide it with a reliable and adequate supply  of gas, and (ii) provides each local gas distributor
     Affiliate  with  gas supply at the same  average  cost.   In
     effectuating such an apportionment and measuring the fulfillment of the principles specified in the preceding sentence, the gas supply contracts shall be apportioned on a pipeline by pipeline basis. On each pipeline system, to the extent the use of supply contracts is dependent upon the use of pipeline service entitlements, then those gas supply contracts shall be apportioned in the same manner that the pipeline service entitlements are apportioned under this section 6.05(a). After that apportionment is completed, the balance of the gas supply contracts shall be apportioned consistent with the principles specified in the first sentence of this Section 6.05(a)(4).
     Absent the ability to effectuate such an apportionment, the Members, including their Affiliates, agree that with respect to those gas supply contracts they will continue to be jointly administered to equitably allocate their costs and usage in a manner that will best achieve the continued reliable provision of gas supply service to the local gas distributor Affiliates of the Members for the remaining terms of such contracts;

          (5) If necessary or appropriate to ensure the continued provision of reliable and adequate gas supply service to the local gas distributor Affiliates of the Members, those local gas distributor Affiliates will enter into one or more agreements by and between them to accomplish, during the wind-up period, any joint operational synchronization and other results to achieve this objective. Such agreements would include, but not be limited to the joint use of contracts, as discussed above in
     Section   6.05(a)(3)   and  (4),  the   continued   physical
     interconnection of the local gas distributor Affiliates' systems and the joint dispatching of their respective gas supply assets and requirements in such a manner that there is a continued realization of joint operational benefits. During the wind-up period, the amounts to be assessed for these agreements will be no more than the amounts assessed by the Company to each local gas distributor Affiliate immediately prior to the wind-up period.

          (6) All marketing contracts with respect to (a) sales or services within the service area of a local gas distributor Affiliate of a Member or (b) sales or services to customers by the Member or its Affiliate as of the date of this Agreement, shall be assigned to an Affiliate of the Member or other assignee designated by the Member to receive the contracts. All pipeline transportation and storage contracts and supply contracts utilized to service those marketing contracts shall be apportioned among Affiliates of Members or such other parties designated by the Members in the following manner: (i) to the extent such contracts are expressly and solely tied to marketing contracts being assigned to the Affiliate or other designee of one Member or the other, those contracts will be assigned to that Affiliate or designee; or (ii) if the contracts are not expressly and solely tied to marketing contracts being transferred to one Affiliate or designee of one Member or the other, then such contracts shall be apportioned among each of the Affiliates or designees in a manner which equally apportions the contracts by and between the Affiliate or designees, and provides each Affiliate or designee with gas supply at the same average costs. Absent the ability to effectuate such an apportionment of pipeline transportation and storage contracts and supply contracts, the Members, including their Affiliates, agree that the contracts will continue to be jointly administered to equitably allocate their costs and usage in a manner that will best achieve the continued fulfillment of the obligations under the marketing contracts for the remaining terms of such contracts;

          (7) All remaining contracts shall be sold or assigned on the best terms available and the proceeds thereof divided equally between the parties; and

          (8)       After the completion of the wind-up period in
     Section 6.03, the Officers' terms shall expire and to the extent joint administration of contracts is required by this
     Section 6.05(a), each Member or its Affiliate shall designate a representative to facilitate such joint administration on its behalf.

     (b) Board Action. Throughout the wind-up period, the Board shall continue to act on behalf of the Company and shall take all reasonable actions necessary to effectuate the turnover of contracts as set forth in Section 6.05(a) above and to ensure the continued provision of reliable and adequate gas supply service to the local gas distribution Affiliates of the Members. Unless otherwise provided in the contracts or by applicable law, an event of dissolution shall neither cancel or terminate any Company contracts nor excuse the performance thereof. Following dissolution and during the wind-up period, should the Members become deadlocked on one or more issues in connection with performance of this Section 6.05(b), the Officers shall have exclusive authority notwithstanding Section 3.01, in good faith, to carry out the requirements of Section 6.05(a) and this
Section 6.05(b) only with respect to such deadlocked issue or issues, recognizing their duties to each Member consistent with insuring the continued provision of reliable and adequate gas supply service to the local gas distribution Affiliate of the Members.

     (c) Employment Agreements. Following an event of dissolution, the Members jointly and severally agree to honor (or cause an Affiliate to honor), on an equitable and equal basis between the Members and subject to any applicable statutory limitations, any employment agreements between the Company and its employees; provided, however, that the Members or their Affiliates in honoring any such agreements shall inherit the Company's rights thereunder, including without limitation any termination rights.

6.06. Bankruptcy of a Member. Upon the adjudication of bankruptcy of a Member, then the trustee of such bankrupt Member shall be considered an assignee of such Member's interest in this Company and, unless admitted to the Company as a new or substituted Member pursuant to Section 7.05, such trustee shall be entitled only to the rights and benefits not inconsistent with this Agreement as are presently provided by the Act for a creditor of a person having an interest.

7.     Assignment of Interests; New Members

7.01. Restriction on Transfer. Except as otherwise provided by Sections 7.02 or 7.03 hereof, no interest in the Company may be assigned, transferred, encumbered, hypothecated or otherwise disposed of without the prior written consent of all Members (which consent may be given or withheld, conditioned or delayed as the remaining such Members may determine in their sole and absolute discretion), and any attempted transfer, assignment, encumbrance, hypothecation or other disposition without such written consent shall be null and void and have no force or effect whatsoever.

7.02. Transfers to Third Parties. A Member may sell all, but not less than all, its interest to a third party if, but only if, the sale is for an all cash purchase price, and the following requirements are met:

     (a) The Member desiring to sell must provide at least ninety days written notice of the proposed sale, which notice must set forth the name, address and corporate affiliation of the proposed purchaser, the proposed purchase price and the other terms of the proposed sale, and include with the notice all documentation with respect thereto. Any notice given pursuant to the preceding sentence shall constitute an irrevocable offer by the Member to sell its entire interest in the Company to the Member receiving such notice (or any Affiliate thereof) for the same price and on the same terms set forth in the notice.

     (b) Upon receipt of such notice, the non-selling Member shall have not less than sixty days to elect, in its sole discretion, one of the following three options:

                (1) To consent and agree to the other Member's proposed sale to the third party, in which case the other Member shall have ninety days from the date of receipt of the election notice from the non-selling Member in which to complete the sale to the third party for the purchase price and on the terms set forth in the notice. If the sale is not so completed within that ninety-day period, the sale of the other Member's interest shall again be subject to the restrictions on transfer set forth in
     Section 7.01.

                (2) To exercise the option to purchase directly or through any Affiliate and match the purchase price and terms (or reasonably applied equivalent to the terms) of the other Member's proposed sale, in which case the sale shall be completed within ninety days from the date of receipt of the election notice from the non-selling Member.

                (3) To elect to cause a dissolution of the Company, in which case the proposed third-party sale shall be prohibited and the Company promptly shall be dissolved, wound up and its assets distributed in accordance with Article VI of this Agreement.

           Failure by the non-selling Member to timely make an election under this Section 7.02 shall constitute an election to consent to the sale under Section 7.02(b)(1) above.

7.03. Transfer to Affiliate. Notwithstanding anything to the contrary in this Agreement, all (but not less than all) of the interest of a Member may, without the consent of the other Members, be transferred to an Affiliate of such Member, whether by sale, dividend, capital contribution, merger, operation of law or otherwise, provided the transferee agrees in writing to be bound by this Agreement. Any transferee pursuant to this
Section 7.03 shall, without the consent of the other Members, be substituted or added as a Member and shall be treated as though such transferee were an initial party to this Agreement in the place and stead of the transferor.

7.04. Continuing Responsibility. Notwithstanding any assignment or transfer of its interest in the Company or the substitution of the assignee or transferee as a Member, a Member shall not be relieved of any of such Member's responsibilities under this Agreement without the prior written consent of all other Members.

7.05. New Members. With the consent of all Members, new Members may be admitted to the Company upon such terms and conditions, in exchange for ownership percentages, and with such representation on the Board as the then-existing Members and each such new Member may find mutually acceptable.

8.     Miscellaneous

8.01. Fiscal Year. The fiscal year of the Company shall end August 31, unless otherwise determined by the Board.

8.02. Company Accounting; Financial Statements. An accounting shall be made of all Company transactions (for each fiscal year and quarter or lesser period of time) and the Officers shall cause to be prepared for the Company a balance sheet, a statement of cash receipts and disbursements, a statement of net profits and losses, and a statement of each Member's share of Company net profits and losses (collectively, "Financial Statements"). Except as the Board may otherwise from time to time determine, the Officers shall cause monthly and quarterly unaudited Financial Statements to be sent to all Representatives and Members not later than thirty days after the end of the month or quarter, as applicable, and shall cause annual audited Financial Statements, as certified by the Company's independent public accountants, to be sent to all Representatives and Members not later than forty-five days after the end of the fiscal year. The Officers shall cause the necessary federal, state and local income tax returns and reports required of the Company to be prepared and filed no later than required by law.

8.03. Other Tax Matters. The Officers will make such elections and shall take such other action as the Officers believe necessary (a) to extend the statute of limitations for assessment of tax deficiencies against the Members with respect to any adjustment to the Company's federal and state income tax returns, (b) to cause the Company to be represented before the Service, any other taxing authorities or any courts in matters affecting the Company, and (c) to cause to be executed any agreements or other documents that bind the Company with respect to such tax matters or otherwise affect the rights of the Company; provided, however, that no elections, submissions or positions will be made without reasonable prior notice to and the opportunity for input from each Member. Any reasonable changes proposed by a Member shall be made. Energy is specifically authorized to act as the "Tax Matters Partner" under the Code and in any similar matter under state law.

8.04. Waiver of Partition. Each Member on behalf of such Member, and its successors and permitted assigns, hereby waives any rights to have Company property partitioned.

8.05.          Retention of Certain Rights; Dealings Outside  the
Company.

     (a) Each Member and its Affiliates shall retain complete unilateral control of that Member's or Affiliate's own physical
gas    delivery,   distribution,   transportation   and   storage
facilities.

     (b) During the continuance of the Company, each Member, Representative and Officer shall, at any time and from time to time, devote such time and effort to the Company business as may be necessary to promote adequately the interests of the Company and the mutual interests of the Members. During the continuance of the Company, except as otherwise specified in the Formation
Agreement,   the   Members   and  their   respective   Affiliates
individually or collectively may, at any time and from time to time, engage in and possess an interest in other business ventures of any and every type and description, independently or with others, and neither the Company nor any Member shall by virtue of this Agreement have any right, title or interest in or to such independent ventures of the Members or their respective Affiliates.

8.06. Expenses. Unless otherwise mutually agreed in advance, each of the Members shall pay or cause to be paid its own fees and expenses, including without limitation attorneys' fees, incurred in connection with the organization of the Company.

8.07. Complete Agreement. This Agreement, the Articles of Organization and the Formation Agreement constitute the complete and exclusive statement of agreement between the Members with respect to the subject matter of this Agreement. This Agreement, the Articles of Organization and the Formation Agreement supersede all prior written and oral statements, and no representation, statement, or condition or warranty not contained in this Agreement, the Articles of Organization or the Formation Agreement will be binding on the Members or have any force or effect whatsoever.

8.08. Terms. Any reference to the Act, the Code or other statutes or laws will include all amendments, modifications, or replacements of the specific sections and provisions concerned. Terms used in this Agreement unless otherwise defined herein or unless the context otherwise dictates, shall have the meanings set forth in the Act.

8.09. Multiple Counterparts. This Agreement may be executed in several counterparts, each of which will be deemed an original but all of which will constitute one and the same instrument. However, in making proof of this Agreement, it will be necessary to produce only one copy of this Agreement signed by the party to be charged.

Section 1. Applicable Law. This Agreement shall be construed in accordance with the laws of the State of Indiana.

Section 2. Partial Invalidity. If any of the terms and provisions of this Agreement are determined to be invalid, such invalid term or provision shall not affect or impair the remainder of this Agreement, but such remainder shall continue in full force and effect to the same extent as though such invalid term or provision were not contained therein.

Section 3. Company Obligations Binding. Each Member agrees that the promises, covenants and conditions contained herein are given separately and as a Member inure to and are binding upon its successors and assigns. The Company shall be bound by this Agreement.

Section 4. Signatory Requirements. Each Member, or each additional or substitute Member permitted under this Agreement, may become a signatory hereof by signing a Company Signature Page to this Agreement and such other instruments as the Board shall determine. By so signing, each Member, or each such additional or substitute Member, shall be deemed to have adopted and agreed to be bound by all the provisions of this Agreement, as amended from time to time in accordance with the provisions of this Agreement.

Section 5. Additional Documents and Acts. Each Member agrees to execute and deliver such additional documents and instruments and to perform such additional acts as may be necessary or appropriate to effectuate, carry out, and perform all of the terms, provisions, and conditions of this Agreement and the transactions contemplated by this Agreement.

Section 6. Notices. Any notice to be given or to be served upon the Company or any party to this Agreement in connection with this Agreement must be in writing and will be deemed to have been given and received when delivered to the address specified by the party to receive the notice. Such notices will be given to a Member at the address specified on the signature page(s) hereto, or with respect to the Company, at the address of its principal office. Any member or the Company may, at any time by giving five (5) days' prior written notice to the other Member and the Company, designate any other address in substitution of the then current address to which such notice will be given. Notice mailed by United States mail shall be deemed given three days after proper deposit in the United States mail. Notice by courier or expedited delivery service shall be deemed given when actually received.

Section  7.           Disputes Not to Be Resolved by Arbitration.
The parties agree that in the event of a dispute relating to the governance of the Company, the resolution of that dispute will not be subject to arbitration.

Section 8. Amendments and Supplements All amendments and supplements to this Agreement shall be in writing and executed by each of the Members. Amendments and supplements executed by each of the Members shall be binding on the Company, whether or not executed by an officer of the Company.


      IN WITNESS WHEREOF, the Members have caused this Agreement to be executed by their duly authorized representatives.

                                          CITIZENS BY-PRODUCTS COAL
                                          COMPANY

2020 North Meridian Street
Indianapolis, Indiana 46202-1306
Attn:  President of Citizens By-Products  By: /s/Donald L. Lindemann
       Coal Company                           Donald L. Lindemann, President



                                          IGC ENERGY, INC.

1630 North Meridian Street
Indianapolis, Indiana 46202-1496
Attn:  President of IGC Energy, Inc.      By: /s/Paul T. Baker
                                              Paul T. Baker, President


                           SCHEDULE A

                      (Reserved Authority)


     Officers of the Company shall not have the authority to undertake the following actions on behalf of the Company unless authorized or ratified by the Board:


     1. Engaging in any act in contravention or violation of this Agreement or outside the principal purpose of the Company as set forth in Article I of this Agreement;

     2. Engaging in any act which would make it impossible to carry on the ordinary business of the Company;

     3. Selling all or substantially all of the assets of the Company, or causing the Company to merge with or into any other limited liability company, corporation, partnership or other entity; or

     4. Admitting any substitute or additional Member to the Company;

     5. Commencement, termination or settlement of any claim, other than a claim arising in the ordinary course of the Company's business, or lawsuit or other legal action, arbitration or administrative proceeding brought by or against the Company involving an amount in controversy in excess of Five Hundred
Thousand Dollars;

     6.        Voluntary dissolution of the Company;

     7.        A.   The incurrence of indebtedness with a nominal
maturity of one year or less in excess of a maximum amount approved by the Board;

               B. The incurrence of indebtedness with a nominal maturity in excess of one year;

     8. Calling for additional capital contributions or loans from Members;

     9. Approval of all employment contracts (other than at-will employments), employee benefit plans, parameters for collective bargaining and other material labor agreements, fundamental personnel policies and all material amendments thereto;

     10. Approval of the annual capital and operating budgets, cash flow plans and related schedules of the Company and all material amendments thereto;

     11. Any distribution, whether in cash or in kind, to the Members;

     12. Appointment of the independent public accountants of the Company;

     13. Entering into or materially amending any material contract between the Company and a Member or Affiliate thereof, unless the terms of the Contract are equivalent to those arrived at on the basis of arm's length negotiations with unrelated parties or are made available to both Members and their respective Affiliates;

     14. Appointment, removal and replacement of Officers of the Company and members of Committees of the Board;

     15.       Confessing a judgment against the Company;

     16. Possessing any Company property, or assigning the rights of the Members in specific Company property, for other than a Company purpose;

     17. Assigning any Company property or assets in trust for creditors or on the basis of an assignee's promise or undertaking to pay the debts or obligations of the Company;

     18. Causing the Company to make loans to or borrow money from the Members or their respective Affiliates (other than indebtedness for property sold in the ordinary course of business pursuant to contracts duly approved by the Board or for which Board approval is not required by this Agreement) or to commingle Company funds with the funds of Members or their respective Affiliates;

     19. Approval of financial risk management policies and procedures for the Company;

     20. Any matter for which Board action is otherwise expressly provided for under this Agreement; and

     21. Such other material policy decisions as the Board may determine on a case by case basis.


                           SCHEDULE B
                SCHEDULE OF SPECIAL ALLOCATIONS


1. Net Income and Net Loss. The terms "Net Income" or "Net Loss," as the case may be, of the Company shall mean the Company's taxable income or taxable loss for Federal income taxation purposes as determined by the accountants then employed by the Company in accordance with Section 703(a) of the Internal Revenue Code of 1986, as amended (the "Code"), with the items required to be separately stated by Section 703(a)(1) of the Code combined into a single net amount; provided, however, that in the event the taxable income or taxable loss of the Company for such fiscal year is later adjusted in any manner, as a result of an audit by the Internal Revenue Service (the "Service") or otherwise, then the taxable income or taxable loss of the Company shall be adjusted to the same extent. "Net Income" and "Net Loss" shall be further adjusted as follows:

          (a) "Net Income" and "Net Loss," as the case may be, shall be adjusted to treat items of tax-exempt income described in
     Section 705(a)(1)(B) of the Code as items of gross income, and to treat as deductible items all non-deductible, non-capital expenditures described in Section 705(a)(2)(B) of the Code, including any items treated under Treas. Reg. 1.704-1(b)(2)(iv) as items described in Section 705(a)(2)(B) of the Code.

          (b) In lieu of depreciation, depletion, cost recovery and amortization deductions allowable for Federal income taxation purposes to the Company with respect to property contributed to the Company by a Member, there shall be taken into account an amount equal to the product derived by multiplying the Book Value of such property at the beginning of such fiscal year by a fraction, the numerator of which is the amount of depreciation, depletion, cost recovery or amortization deductions allowable with respect to such property for Federal income taxation purposes and the denominator of which is the adjusted basis for Federal income taxation purposes of such property at the beginning of such fiscal year.

          (c) In lieu of actual gain or loss recognized by the Company for Federal income taxation purposes as a result of the sale or other disposition of property of the Company, there shall be taken into account the gain or loss that would have been recognized by the Company for Federal income taxation purposes if the Book Value of such property as of the date sold or otherwise disposed of by the Company were its adjusted basis for Federal income taxation purposes.

2. Allocation of Net Income and Net Loss. After giving effect to the special allocations set forth in Sections 3, 4 and 6 hereof:

          (a) Net Income. Net Income for the fiscal year shall be allocated equally between the Members.

          (b) Net Loss. Net Loss for the fiscal year shall be allocated equally between the Members.

3. Special Allocations. The following special allocations shall be made in the following order:

          (a) Minimum Gain Chargeback. Except as otherwise provided in Treas. Reg. 1.704-2(f), notwithstanding any other provision of this Schedule B, if there is a net decrease in Company Minimum Gain during any Company fiscal year, each Member and assignee or transferee of an interest of a Member ("Interest") shall be specially allocated items of Company income and gain for such fiscal year (and, if necessary, subsequent years) in an amount equal to the portion of such Member's or assignee's or transferee's share of the net decrease in Company Minimum Gain, determined in accordance with Treas. Reg. 1.704-2(g)(1) that is allocable to the disposition of Company property subject to nonrecourse liabilities (as defined in Treas. Reg. 1.704-
     2(b)(3)), determined in accordance with Treas. Reg.  1.704-2(d).
     The items to be so allocated shall be determined in accordance with Treas. Reg. 1.704-2(f)(6) and 1.704-2(j)(2). This
     Section 3(a) is intended to comply with the minimum gain chargeback requirement in such section of the Regulations and shall be interpreted consistently therewith.

          (b) Member Minimum Gain Chargeback. Except as otherwise provided in Treas. Reg. 1.704-2(i)(4), notwithstanding any other provision of this Schedule B except Section 3(a), if there is a net decrease in Member Minimum Gain attributable to a Member Nonrecourse Debt during any Company fiscal year, each Member or assignee or transferee of an Interest who has a share of the Member Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Treas. Reg. 1.704-2(i)(5), shall be specially allocated items of Company income and gain for such year (and, if necessary, subsequent years) in an amount equal to the portion of such Member's or assignee's or transferee's share of the net decrease in Member Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Treas.
     Reg. 1.704-2(i)(5), that is allocable to the disposition of Company property subject to such Member Nonrecourse Debt, determined in accordance with Treas. Reg. 1.704-2(i)(4). The items to be so allocated shall be determined in accordance with Treas. Reg. 1.704-2(i)(4) and 1.704-2(j)(2). This Section
     3(b) is intended to comply with the minimum gain chargeback requirement in such section and shall be interpreted consistently therewith.

          (c) Qualified Income Offset. In the event any Member or assignee or transferee of an Interest unexpectedly receives any adjustments, allocations, or distributions described in Treas.
     Reg.  1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5), or 1.704-
     1(b)(2)(ii)(d)(6), items of Company income and gain shall be specially allocated to each such Member or assignee or transferee of an Interest in an amount and manner sufficient to eliminate, to the extent required by Treas. Reg. 1.704-1(b)(2)(ii)(d), the Adjusted Capital Account Deficit of such Member or assignee or transferee of an Interest as quickly as possible, provided that an allocation pursuant to this Section 3(c) shall be made only if and to the extent that such Member or assignee or transferee of an Interest would have an Adjusted Capital Account Deficit after all other allocations provided for in this Schedule B have been tentatively made as if this Section 3(c) were not in the Agreement.

          (d) Gross Income Allocation. In the event any Member or assignee or transferee of an Interest has a deficit capital account at the end of any Company fiscal year which is in excess of the sum of the amount such Member or assignee or transferee of an Interest is obligated to restore or is deemed to be obligated to restore pursuant to the penultimate sentences of Treas. Regs.
      1.704-2(g)(1) and 1.704-2(i)(5), each such Member or assignee or transferee of an Interest shall be specially allocated items of Company income and gain in the amount of such excess as quickly as possible, provided that an allocation pursuant to this
     Section 3(d) shall be made only if and to the extent that such Member or assignee or transferee of an Interest would have a deficit capital account in excess of such sum after all other allocations provided for in this Schedule B have been tentatively made as if Section 3(c) above and this Section 3(d) were not in the Agreement.

          (e) Nonrecourse Deductions. Nonrecourse Deductions for any fiscal year or other period shall be specially allocated as provided in Section 2(b) above.

          (f) Member Loan Nonrecourse Deductions. Any Member Loan Nonrecourse Deductions for any fiscal year or other period shall be specially allocated to the Member or assignee or transferee of an Interest who bears the economic risk of loss with respect to the Member Nonrecourse Debt to which such Member Loan Nonrecourse Deductions are attributable in accordance with Treas. Reg.
      1.704-2(i).

          (g) Section 754 Adjustments. To the extent Treas. Reg. 1.704-1(b)(2)(iv)(m) requires an adjustment to the adjusted tax basis of any Company asset pursuant to Code Section 734(b) or Code Section 743(b) to be taken into account in determining capital accounts, the amount of such adjustment to the capital accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such gain or loss shall be specially allocated to the Members and assignees or transferees of an Interest in a manner consistent with the manner in which their capital accounts are required to be adjusted pursuant to such Section of the Regulations.

4.         Curative Allocations.  The allocations set forth in
Section 3 hereof (the "Regulatory Allocations") are intended to
comply with certain requirements of the Regulations.   It is the
intent of the Members that, to the extent possible, all Regulatory Allocations shall be offset either with other Regulatory Allocations or with special allocations of other items of Company income, gain, loss or deduction pursuant to this
Section 4. Therefore, notwithstanding any other provision of this Schedule B (other than the Regulatory Allocations), the Members shall make such offsetting special allocations of Company income, gain, loss, or deduction so that, after such offsetting allocations are made, each Member's capital account balance is, to the extent possible, equal to the capital account balance such Member would have had if the Regulatory Allocations were not part of the Agreement and all Company items were allocated pursuant to
Section 2.

5. Effects of Varying Company Interests During a Company Year. In the event a Member's interest as a Member varies during any fiscal year of the Company (whether by reason of withdrawal, additional capital contributions or otherwise), Net Income and Net Loss shall be computed and allocated in accordance with this Schedule B as if periods between such variations were each a separate fiscal year of the Company.

6.         Allocation of Income, Gain, Loss and Deduction;
Section 704(c). Upon the sale of any property contributed by any Member, the gain or loss represented by the difference between the adjusted basis for Federal income taxation purposes and Book Value of the property to the Company shall be allocated to the Member who contributed such property, and the gain or loss in excess of that so allocated shall be allocated among the Members as provided in Sections 1, 2, 3 and 4 above. In addition, any other item of income, gain, loss or deduction with respect to such property shall be allocated in a manner consistent with the requirements of Section 704(c) of the Code and Treas. Reg.
 1.704-1(b)(2)(iv)(g), as amended from time to time.

7. Allocation of Tax Items. All items of depreciation, gain, loss, deduction or credit that are taken into account in determining Net Income or Net Loss, shall be allocated among the Members in the same proportion as is provided in this Schedule B.

8. Definitions. Capitalized words and phrases used in this Schedule B have the following meanings:

          (a) Adjusted Capital Account Deficit means, with respect to any Member, the deficit balance, if any, in such Member's capital account as of the end of the relevant fiscal year, after giving effect to the following adjustments:

               (1) Credit to such capital account any amounts which such Member is obligated to restore or is deemed to be obligated to restore pursuant to the penultimate sentence of Treas. Reg.
          5 1.704-2(g)(1) or would be deemed obligated to restore if Member Loan Nonrecourse Deductions were treated as Nonrecourse Deductions; and

               (2) Debit to such capital account the items described in Treas. Regs. 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5),
          and 1.704-1(b)(2)(ii)(d)(6).

          The foregoing definition of Adjusted Capital Account
     Deficit is intended to comply with the provisions of Treas. Reg.
      1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

          (b) Book Value of any item of Company property as of any particular date shall be determined as follows: (a) the Book
     Value of any item of property contributed by a Member to the capital of the Company shall be the agreed-upon gross fair market value of such item of property as of the date such property was contributed to the Company, as adjusted for depreciation, depletion, cost recovery and amortization deductions with respect to such property computed in the manner provided in Section 1(b) above; and (b) the Book Value of any other item of Company property shall be its adjusted basis for Federal income taxation purposes.

          (c) Company Minimum Gain has the meaning set forth in Treas. Reg. 1.704-2(b)(2) and 1.704-2(d).

          (d) Member Loan Nonrecourse Deductions has the meaning set forth in Treas. Reg. 1.704-2(i)(2). The amount of Member Loan Nonrecourse Deductions with respect to a Member Nonrecourse Debt for a Company fiscal year equals the excess, if any, of the net increase, if any, in the amount of Member Minimum Gain attributable to such Member Nonrecourse Debt during that fiscal year over the aggregate amount of any distributions during that fiscal year to the Members or assignees or transferees of an Interest that bear the economic risk of loss for such Member Nonrecourse Debt to the extent such distributions are from the proceeds of such Member Nonrecourse Debt and are allocable to an increase in Member Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Treas. Reg.
      1.704-2(i)(2).

          (e) Member Minimum Gain means an amount, with respect to each Member Nonrecourse Debt, equal to the Company Minimum Gain that would result if such Company Nonrecourse Debt were treated as a nonrecourse liability (as defined in Treas. Reg. 1.704-2(b)(3)), determined in accordance with Treas. Reg. 1.704-2(i).


          (f) Member Nonrecourse Debt has the meaning set forth in Treas. Reg. 1.704-2(b)(4).

          (g)       Nonrecourse Deductions has the meaning set forth in
     Treas.  Reg.   1.704-2(b)(1).  The amount of Nonrecourse
     Deductions for a Company fiscal year equals the net increase, if any, in the amount of Company Minimum Gain during that fiscal year, determined according to the provisions of Treas. Reg.
      1.704-2(c) and 1.704-2(d).

          (h) Regulations means the regulations promulgated under the Code, as such regulations may be amended from time to time
     (including corresponding provisions of succeeding regulations).